Exhibit 99.1

CONTACTS: SOLERA NATIONAL BANCORP, INC. DOUGLAS CRICHFIELD, PRESIDENT & CEO (303) 937-6429 ROBERT J. FENTON, EVP & CFO (303) 202-0933	NEWS RELEASE

Solera National Bancorp Earns $100,000 in Second Quarter

LAKEWOOD, CO — July 25, 2011 — Solera National Bancorp, Inc. (OTCBB: SLRK), the holding company for Solera National Bank, today reported a profitable second quarter with an improved net interest margin and strong capital ratios.  Solera earned $100,000 or $0.04 per common share in the second quarter, compared to earnings of $108,000, or $0.04 per common share in the same quarter a year ago.  For the first six months of 2011, Solera’s net loss was $83,000, or $(0.03) per share, compared to net income of $211,000, or $0.08 per share in the like period a year ago.

“We are encouraged with the progress we have achieved over the last two years,” said Douglas Crichfield, President and Chief Executive Officer.  “Our steadily improving operating results are noteworthy accomplishments, especially in today’s weak economic environment.  With our solid balance sheet, strong liquidity, and our focus on the rapidly growing small business markets, we are poised to grow the loan portfolio and to capitalize on the eventual economic recovery.”

“Our net interest margin (NIM) improved 15 basis points, year-over-year, expanding to 3.22% in the quarter from 3.07% in the year ago quarter.  This metric is a key contributor to our profitability,” added Crichfield.  “The expansion of the NIM was primarily a result of a strong core deposit base with stable asset yields.”

Financial Highlights (at or for the period ended June 30, 2011)

•                                                                                                                                                                  The net interest margin increased 19 basis points to 3.23% in the first six months of 2011, from 3.04% in the first six months of 2010.

•                                                                                                                                                                  Net interest income climbed 8% to $2.2 million, for the first half of 2011, compared to $2.0 million for the first half of 2010.

•                                                                                                                                                                  The Bank’s capital ratios exceeded all regulatory requirements for well-capitalized institutions, with total risk-based capital to risk-adjusted assets of 19.7% compared to 18.6% a year earlier.

•                                                                                                                                                                  Core deposits, excluding time certificates, increased 11% to $75.1 million from a year ago, and account for 66% of total deposits.

•                                                                                                                                                                  Tangible book value per share improved to $7.11 up from $7.05 the preceding quarter.

Denver’s Hispanic Market Highlights:

The Denver Latino market is ranked 14 out of the top twenty Hispanic markets in the country; Latinos in metro Denver now comprise more than 22% of the total state population; Denver is the 5th fastest growing Latino market in the U.S., and the average median household income for Latino’s in the seven county Denver metro area is $56,640, ranking 9th in the nation.

Source:  http://www.directoriodenver.com/Directorio_media_kit_Eng_2._FINAL.pdf

SLRK Reports 2Q11 Profits

July 25, 2011

Crichfield commented:  “We have a diverse mix of loans and deposits that reflect our local market.  We continue to actively reach out to our community and fulfill our mission to serve the needs of small business owners with a special focus on the Hispanic market.”

Balance Sheet and Credit Quality

“Although loan growth remains stagnant, we are gradually seeing some lending traction and are ready to meet the demand of credit worthy customers,” said Crichfield.  “We are committed to the needs of the market and appreciate the support we receive from such a diversified customer base in our communities.”  Gross loans were $58.9 million at June 30, 2011, compared to $58.2 million in the preceding quarter, and $60.8 million in the second quarter a year ago.  Total assets were $140.2 million at June 30, 2011, relatively flat compared to the preceding quarter and year-over-year.

“Our loan portfolio remains diversified with a healthy percentage of commercial real estate loans in the portfolio,” said Crichfield.  “Management continues to actively monitor the loan portfolio to minimize any loan losses and identify impairment where prudent.”  At the end of June 2011, commercial real estate loans, including owner-occupied and non-owner-occupied, accounted for 67% of the loan portfolio, with commercial and industrial representing 15%, residential real estate loans 14% and construction loans 3% of the loan portfolio.

Excluding time deposits, core deposits accounted for 66% of total deposits at the end of June 2011.  Deposits totaled $113.5 million at June 30, 2011, compared to $112.3 million a year ago.  The mix of deposits continues to be strong with less reliance upon time deposits which are down 14% in the second quarter from a year ago.

“We have made significant strides in stabilizing our credit quality metrics with non-performing assets to total assets declining to 1.68% at June 30, 2011, from 3.24% at March 31, 2011,” said Robert J. Fenton, Executive Vice President and Chief Financial Officer.  “During the quarter, we sold the one foreclosed property for $1.8 million, resulting in no net gain or loss for the Company.”

The allowance for loan losses at June 30, 2011 was $1.3 million, or 2.18% of total loans, representing 54.66% of non-performing loans.  The allowance for loan losses three months earlier was $1.2 million, or 2.02% of total loans, representing 43.63% of non-performing loans.  A year ago, the allowance for loan losses was $940,000, or 1.55% of total loans, representing 115.34% of non-performing loans.  Net charge-offs of $11,000 were recognized in the second quarter and were the only charge-offs recorded thus far in 2011.

Shareholders’ equity was $19.2 million and tangible book value was $7.11 a share at June 30, 2011.

Review of Operations

Net interest income, before the provision for loan losses, remained stable at $1.1 million in the second quarter of 2011 compared to the first quarter of 2011, but increased 5% from the year ago quarter.  Net interest income for the six months ended June 30, 2011 grew 8% to $2.2 million, compared to $2.0 million for the six months ended June 30, 2010.

The net interest margin was 3.22% for the second quarter of 2011, compared to 3.25% for the first quarter of 2011 and 3.07% in the second quarter a year earlier.  For the first six months of 2011, the net interest margin increased 19 basis points to 3.23% for the first six months of 2011, compared to 3.04% for the first six months of 2010.  The higher net interest margin in the first half of the year was primarily due to the decline in funding costs due to lower cost of deposits.

The Company recorded a $120,000 provision for loan losses in the second quarter of 2011, compared to $180,000 in the second quarter of 2010.  No provision was recorded in the first quarter of 2011.  Solera had a provision for loan losses of $120,000 for the six months ended June 30, 2011 and $295,000 for the six months ended June 30, 2010.

Primarily due to net gains from the sale of securities, total noninterest income was $244,000 in the second quarter of 2011, compared to $16,000 in the preceding quarter, and $287,000 for the second quarter a year ago.  In the first six months of 2011, noninterest income was $260,000, compared to $567,000 in the first six months a year ago. “We are actively managing our securities portfolio to generate liquidity and minimize interest rate risk,” Fenton noted.  “Consequently, we have a portfolio of high quality bonds with relatively short maturities.  The gain from sales of these securities is one tool we use to manage interest rate risk and augment other income, when appropriate.”

“The decline in total noninterest expense for the second quarter reflects a reduction in salaries and employee benefits, and lower professional fees,” said Crichfield.  Noninterest expense in the second quarter of 2011 declined 12% to $1.1 million from $1.3 million in the immediate prior quarter, and increased 7% year-over-year from $1.0 million.  Noninterest expense in the first six months of 2011 was $2.4 million, compared to $2.1 million in the first six months for 2010.

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding Company for Solera National Bank which opened for business on September 10, 2007.  Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market.  It prides itself in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading-edge banking capabilities.  The Bank is also actively involved in the community in which it serves.

For more information, visit http://www.solerabank.com.

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

($000s)	6/30/11	3/31/11	6/30/10
ASSETS
Cash and due from banks	$1,023	$1,058	$1,064
Federal funds sold	3,400	—	—
Interest-bearing deposits with banks	1,106	266	1,265
Investment securities, available-for-sale	74,290	76,682	74,974
FHLB and Federal Reserve Bank stocks, at cost	1,117	1,115	1,129
Gross loans	58,944	58,199	60,768
Net deferred (fees)/expenses	(55)	(68)	(83)
Allowance for loan losses	(1,284)	(1,175)	(940)
Net loans	57,605	56,956	59,745
Premises and equipment, net	657	691	806
Accrued interest receivable	643	703	760
Other real estate owned	—	1,838	—
Other assets	337	448	581
TOTAL ASSETS	$140,178	$139,757	$140,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing demand deposits	$2,405	$2,369	$1,712
Interest-bearing demand deposits	10,769	11,567	9,910
Savings and money market deposits	61,929	64,416	55,860
Time deposits	38,390	36,100	44,863
TOTAL DEPOSITS	113,493	114,452	112,345

Securities sold under agreements to repurchase and federal funds purchased	480	957	835
Accrued interest payable	64	79	91
Accounts payable	141	329	236
Federal Home Loan Bank borrowings	6,500	5,500	6,500
Other liabilities	270	162	190
TOTAL LIABILITIES	120,948	121,479	120,197

Common stock	26	26	26
Additional paid-in capital	26,095	26,041	25,860
Accumulated deficit	(7,965)	(8,065)	(7,805)
Accumulated other comprehensive income	1,074	276	2,046
TOTAL STOCKHOLDERS’ EQUITY	19,230	18,278	20,127
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$140,178	$139,757	$140,324

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Three Months Ended:			For the Six Months Ended:
($000s, except per share data)	6/30/11	3/31/11	6/30/10	6/30/11	6/30/10
Interest and dividend income
Interest and fees on loans	$847	$824	$876	$1,671	$1,602
Federal funds sold	1	—	1	1	2
Investment securities	646	673	719	1,319	1,548
Dividends on bank stocks	8	9	10	17	22
Other	1	1	1	2	6
Total interest income	1,503	1,507	1,607	3,010	3,180

Interest expense
Deposits	354	369	492	723	1,010
Securities sold under agreements to repurchase and federal funds purchased	2	2	1	4	3
FHLB borrowings	49	57	68	106	144
Capital leases	1	2	2	3	5
Total interest expense	406	430	563	836	1,162

Net interest income	1,097	1,077	1,044	2,174	2,018
Provision for loan losses	120	—	180	120	295
Net interest income after provision for loan losses	977	1,077	864	2,054	1,723

Noninterest income
Customer service and other fees	19	18	19	37	36
Gain (loss) on available-for-sale securities	225	(2)	268	223	531
Total noninterest income	244	16	287	260	567

Noninterest expense
Salaries and employee benefits	612	705	593	1,317	1,137
Occupancy	127	133	142	260	281
Professional fees	99	126	55	225	185
Other general and administrative	283	312	253	595	476
Total noninterest expense	1,121	1,276	1,043	2,397	2,079

Net income (loss)	$100	$(183)	$108	$(83)	$211

Earnings per share	$0.04	$(0.07)	$0.04	$(0.03)	$0.08
Tangible book value per share	$7.11	$7.05	$7.08	$7.11	$7.08
Net interest margin	3.22%	3.25%	3.07%	3.23%	3.04%

Asset Quality:
Non-performing loans to total loans	3.99%	4.63%	1.34%
Non-performing assets to total loans and OREO	3.99%	7.55%	1.34%
Non-performing assets to total assets	1.68%	3.24%	0.58%
Allowance for loan losses to total loans	2.18%	2.02%	1.55%
Allowance for loan losses to non-performing loans	54.66%	43.63%	115.34%
Other real estate owned	$—	$1,838	$—

Selected Financial Ratios:
Tier 1 leverage ratio (1)	11.3%	11.3%	11.1%
Tier 1 risk-based capital ratio (1)	18.4%	17.5%	17.5%
Total risk-based capital ratio (1)	19.7%	18.7%	18.6%

(1) Solera National Bank only